Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-183546) of Vocera Communications, Inc. of our report dated February 24, 2012, except for subsequent events and the effects of the reverse stock split described in Note 16 and Note 17, respectively, as to which the date is March 26, 2012 relating to the financial statements of Vocera Communications, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

August 30, 2012